UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

TWITTER, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Twitter, Inc. Vote TODAY to approve the Merger Agreement with Affiliates of Elon Musk

Why should I vote? In order to complete the merger, Twitter stockholders representing a majority of all issued and outstanding shares of common stock must vote to approve the merger agreement. Your vote FOR the adoption of the merger agreement is critical for our ability to complete the merger. Upon closing of the transaction, Twitter stockholders will receive $54.20 in cash for each share of Twitter common stock they own. Voting your shares FOR the adoption of the merger agreement is the best thing that you can do to ensure that you receive $54.20 for each share of Twitter common stock that you hold. What is the status of the transaction? The Twitter Board is committed to closing the merger on the price and terms agreed upon with Elon Musk. Twitter has filed a lawsuit against Mr. Musk to specifically enforce the terms of the merger agreement. Adoption of the merger agreement by our stockholders is the only remaining approval or regulatory condition to completing the merger, and is an important and required step for our stockholders to receive the merger consideration. When can I vote? You can vote now in advance of the special meeting, which is scheduled for September 13, 2022 at 10:00 a.m. PDT. To ensure your shares are represented, please vote as soon as possible. The Twitter Board of Directors unanimously recommends you maximize the value of your investment by voting FOR the adoption of the merger agreement TODAY. Please follow the easy instructions shown on the enclosed proxy card or voting instruction form in order to vote your shares today. You can vote quickly: by telephone—call the number indicated and enter your Control Number by Internet—access the website address indicated and enter your Control Number by mail—sign, date and return the proxy card or voting instruction form in the postage-paid envelope provided August 1, 2022 Vote Today to Approve the Merger Agreement with Affiliates of Elon Musk Your Vote Is Important No Matter How Many Shares You Own PLEASE VOTE TODAY; Every Vote Counts! How can I vote? Twitter stockholders who need assistance in voting their shares, need additional copies of the proxy materials or have questions regarding the special meeting may contact Twitter’s proxy solicitor, Innisfree M&A Incorporated, by calling toll-free at (877) 750-8338 (from the U.S. and Canada) or (412) 232-3651 (from other countries). Note: if you received this letter by email, you may vote by simply clicking the “VOTE NOW” button in the accompanying email Who can I contact with questions?